Exhibit 3.2

ARTICLES OF AMENDMENT

OF

AMERICASBANK CORP.

AMERICASBANK CORP., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the “SDAT”) that:

FIRST: The Charter of the Corporation is hereby amended by increasing the number of authorized shares of common stock from five million (5,000,000) to ten million (10,000,000), and from and after the acceptance of these Articles of Amendment by the SDAT, the first paragraph of Article FIFTH of the Charter is deleted in its entirety and replaced with the following:

“The total authorized capital stock of the Corporation is Fifteen Million (15,000,000) shares, consisting of Ten Million (10,000,000) shares of common stock, with a par value of $.01 per share, and Five Million (5,000,000) shares of preferred stock, with a par value of $.01 per share. The aggregate par value of all authorized shares is $150,000.”

SECOND: The Board of Directors of the Corporation, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the Maryland General Corporation Law (the “MGCL”), duly advised the foregoing amendments and the shareholders of the Corporation entitled to vote on the foregoing amendment, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly approved the foregoing amendment.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by a President and attested to by its Assistant Secretary as of this 10th day of June, 2004; and its President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	AMERICASBANK CORP.

/s/ A. Gary Rever	By	/s/ Mark H. Anders	(SEAL)
A. Gary Rever, Asst. Secretary		Mark H. Anders, President